Exhibit 10.54

For Awards made after August 16, 2006

Restricted Stock Award Terms

under the

ACE Limited 2004 Long-Term Incentive Plan

The Participant has been granted a Restricted Stock Award by ACE Limited (the “Company”) under the ACE Limited 2004 Long-Term Incentive Plan (the “Plan”). The Restricted Stock Award shall be subject to the following Restricted Stock Award Terms:

1. Terms of Award. The following words and phrases used in these Restricted Stock Award Terms shall have the meanings set forth in this paragraph 1:

(a)	The “Participant” is the individual recipient of the Restricted Stock Award on the specified Grant Date.

(b)	The “Grant Date” is (Insert Date)

(c)	The number of “Covered Shares” shall be that number of shares of Stock awarded to the Participant on the Grant Date as reflected in the corporate records and shown in the Record-Keeping System in the Participant’s individual account records.

Other words and phrases used in these Restricted Stock Award Terms are defined pursuant to paragraph 9 or elsewhere in these Restricted Stock Award Terms.

2. Restricted Period. Subject to the limitations of these Restricted Stock Award Terms, the “Restricted Period” for each Installment of Covered Shares of the Restricted Stock Award shall begin on the Grant Date and end as described in the following schedule (but only if the Date of Termination has not occurred before the end of the Restricted Period):

INSTALLMENT	RESTRICTED PERIOD WILL END ON:
1/4 of Covered Shares	One year anniversary of the Grant Date
1/4 of Covered Shares	Two year anniversary of the Grant Date
1/4 of Covered Shares	Three year anniversary of the Grant Date
1/4 of Covered Shares	Four year anniversary of the Grant Date

The Restricted Period shall end prior to the date specified in the foregoing schedule to the extent set forth below:

(a)	For Installments as to which the Restricted Period has not ended prior to the Date of Termination, the Restricted Period for such Installments shall end upon the Participant’s Date of Termination, if the Date of Termination occurs by reason of the Participant’s death.

(b)	For Installments as to which the Restricted Period has not ended prior to the Date of Termination, the Restricted Period for such Installments shall end upon the Participant’s Date of Termination, if the Date of Termination occurs by reason of the Participant’s Long-Term Disability.

(c)	For Installments as to which the Restricted Period has not ended prior to the date of a Change in Control, the Restricted Period for such Installments shall end upon a Change in Control, provided that such Change in Control occurs on or before the Date of Termination.

3. Transfer and Forfeiture of Shares. Except as otherwise determined by the Committee in its sole discretion, the Participant shall forfeit the Installments of the Covered Shares as of the Participant’s Date of Termination, if such Date of Termination occurs prior to the end of the Restricted Period which applies to those Installments. If the Participant’s Date of Termination has not occurred prior to the last day of the Restricted Period with respect to any Installment of the Covered Shares, then, at the end of such Restricted Period, that Installment of Covered Shares shall be transferred to the Participant free of all restrictions.

4. Withholding. All deliveries and distributions under These Restricted Stock Award Terms are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

5. Transferability. Except as otherwise provided by the Committee, the Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period.

6. Dividends. The Participant shall not be prevented from receiving dividends and distributions paid on the Covered Shares of Restricted Stock merely because those shares are subject to the restrictions imposed by these Restricted Stock Award Terms and the Plan; provided, however that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

7. Voting. The Participant shall not be prevented from voting the Restricted Stock Award merely because those shares are subject to the restrictions imposed by these Restricted Stock Award Terms and the Plan; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

8. Deposit of Restricted Stock Award. Each certificate issued in respect of the Covered Shares awarded under these Restricted Stock Award Terms shall be registered in the name of the Participant and shall be deposited in a bank designated by the Committee.

9. Definitions. For purposes of these Restricted Stock Award Terms, words and phrases shall be defined as follows:

(a)	Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.

(b)	Date of Termination. A Participant’s “Date of Termination” means, with respect to an employee, the date on which the Participant’s employment with the Company and Related Companies terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Related Company or between two Related Companies; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Related Company, nor by reason of a Participant’s termination of employment with the Company or a Related Company if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant’s employer.

(c)	Director. The term “Director” means a member of the Board, who may or may not be an employee of the Company or a Related Company.

(d)	Long-Term Disability. A Participant shall be considered to have a “Long-Term Disability” if the Participant is determined to be eligible for long-term disability benefits under the long-term disability plan in which the Participant participates and which is sponsored by the Company or a Related Company; or if the Participant does not participate in a long-term disability plan sponsored by the Company or a Related Company, then the Participant shall be considered to have a “Long-Term Disability” if the Committee determines, under standards comparable to those of the Company’s long-term disability plan, that the Participant would be eligible for long-term disability benefits if he or she participated in such plan.

(e)	Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in these Restricted Stock Award Terms.

10. Heirs and Successors. These Restricted Stock Award Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under these Restricted Stock

Award Terms have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of these Restricted Stock Award Terms and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under these Restricted Stock Award Terms, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11. Administration. The authority to manage and control the operation and administration of these Restricted Stock Award Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Restricted Stock Award Terms as it has with respect to the Plan. Any interpretation of these Restricted Stock Award Terms by the Committee and any decision made by it with respect to these Restricted Stock Award Terms are final and binding on all persons.

12. Plan and Corporate Records Govern. Notwithstanding anything in these Restricted Stock Award Terms to the contrary, these Restricted Stock Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and these Restricted Stock Award Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in the Restricted Stock Award Terms to the contrary, in the event of any discrepancies between the corporate records regarding this award and the Record-Keeping System, the corporate records shall control.

13. Not An Employment Contract. The Restricted Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

14. Notices. Any written notices provided for in these Restricted Stock Award Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15. Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Award pursuant to paragraph 5.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

16. Amendment. These Restricted Stock Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

ACE LIMITED

By:
Its:

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